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                                                                     Exhibit 1.1


         KongZhong Corporation Signs Agreement with ESPNSTAR Multimedia

Beijing, China, September 9, 2005 - KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, announced today that it has signed an exclusive strategic partnership agreement with ESPNSTAR Multimedia, China ("MMV China"), a joint venture set up by ESPN STAR Sports ("ESS"). ESS is Asia's definitive and complete sports provider. ESS has the largest TV network in Asia and has exclusive rights to many popular sports events such as English Premier League, Wimbledon, and Master.

KongZhong will utilize MMV China's sports resources and information to create wireless value-added services using WAP, MMS, JAVA, SMS, and CRBT technologies. In conjunction with MMV China, KongZhong plans to launch the largest wireless sports information platform in China and provide Chinese sports fans with the most up-to-date and popular sports information, and interactive sports-related wireless products such as WAP portal, JAVA games, and sports communities.


About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements that are not historical fact relating to our financial performance and business operations, our new products and services and our corporate governance. These statements involve risks and uncertainties and our actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with Hanhui Sun joining our board of directors; continued competitive pressures in China's wireless interactive services market; unpredictable changes in technology and consumer demand in this market; the state of our relationship with China's mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.


Investor Contact:

4                                                                       9/9/2005
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Mr. JP Gan

Chief Financial Officer

Tel.:   +86 10 8857 6000

E-mail: ir@kongzhong.com


Tip Fleming

Christensen

Tel:    +1 917 412 3333

E-mail: tfleming@ChristensenIR.com


Media Contact:

Xiaohu Wang

Manager

Tel:    +86 10 8857 6000

E-mail: xiaohu@kongzhong.com

5                                                                       9/9/2005